Exhibit 5.1

January 30, 2024

Schnitzer Steel Industries, Inc.
299 SW Clay Street, Suite 400
Portland, Oregon

Re:	Registration Statement on Form S-8 of Shares of Class A Common Stock, par value $1.00 per share, of Schnitzer Steel Industries, Inc.

Ladies and Gentlemen:

We have acted as Oregon counsel to Schnitzer Steel Industries, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 3,000,000 shares of Class A common stock, par value $1.00 per share (the “Shares”), of the Company that may be issued under the Radius Recycling, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purposes of this opinion.  In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the 2024 Plan, upon the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the 2024 Plan, and the receipt of consideration therefor in accordance with the terms of the 2024 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS COIE LLP